Exhibit (10)e

January 2, 2015

Sandra MacQuillan
Address1
Address 2
Belgium

Dear Sandra:

This letter confirms our offer for you to work for Kimberly-Clark Corporation. Your initial assignment will be Senior Vice President, Supply Chain and you will report to the Chief Executive Officer. This position is based in Roswell, Georgia. Your start date with Kimberly-Clark will be April 20, 2015. The Kimberly-Clark Board of Directors is expected to officially elect you to your executive officer position at their February 17-18, 2015 meeting.

Base Salary
Your starting salary for this position will be $560,000 per year.

Annual Incentive
You will be eligible to participate in Kimberly-Clark's annual incentive plan for management. Your target bonus under that plan will be 70% of your base salary. For 2015, you will be eligible for a full-year bonus based on actual performance results per the plan document.

Long-Term Incentives
You will also be eligible to participate in the long-term incentive plan for management. The 2015 target long-term incentive award for your level is $750,000. Our mix of equity is currently 25% in stock options and 75% in performance based restricted share units (“PRSUs”). The next regularly scheduled annual equity grant is currently planned for April 2015. The amount, type and mix of long-term incentive instruments used for the annual long-term incentive grants are subject to change.

Total Compensation
Your total annual compensation target is $1,702,000. This amount is comprised of your base salary ($560,000), annual incentive target amount ($392,000) and long-term incentive target amount ($750,000). As noted above, your total compensation may be higher or lower than the target amount based on company, team and individual performance and the resulting payouts for the annual and long-term incentive awards.

Signing Bonus
On April 29, 2015, you will be granted $1,700,000 of economic value in the form of time-vested Restricted Stock Units (“RSUs”). The RSUs, together with accumulated dividends, will vest one-fifth (1/5) per year on the first through fifth anniversaries of the grant date.

Benefits and Vacation
As an employee of Kimberly-Clark, you will be eligible for a benefits program that includes medical, dental, life and accident insurance coverage, along with a 401(k) and profit sharing plan, paid vacation/holidays and various other benefits. You will be provided information explaining the terms and conditions of these benefit plans.

You will be extended an executive severance agreement pursuant to the Company’s Executive Severance Plan subject to approval by the Management Development and Compensation Committee of the Board. This plan provides certain benefits to you upon a change in control and subsequent loss of your employment. A summary of the key benefits is enclosed.

You will be eligible to participate in the executive financial counseling program effective January 1, 2016. A summary of the benefits is enclosed.

You will receive five weeks of vacation beginning in 2015 and subsequent years until you are eligible for any additional vacation according to the Kimberly-Clark vacation policy.  Unused vacation based on exception will be forfeited at the end of the year and not paid out in cash.

During Kimberly-Clark‘s annual benefits enrollment in the fall, you will have the option to purchase up to one additional week of vacation for the following calendar year.  This option is not available during your initial enrollment at the start of your employment.  Purchased vacation is forfeited if not used.

Relocation
Kimberly-Clark will relocate you to Roswell, GA under the terms of Kimberly-Clark’s Permanent International Transfer Policy.

Kimberly-Clark’s relocation services are administered by Weichert Workforce Mobility, Inc.  A Weichert representative will contact you following your acceptance of this employment offer.  Please do not initiate any relocation activities until you have spoken to a Weichert representative.

Stock Ownership Guidelines
Kimberly-Clark has stock ownership guidelines requiring your position to maintain ownership in Kimberly-Clark stock equal to three times your base salary. You are permitted five years to reach this requirement. For purposes of determining your ownership, time-vested restricted stock and any shares owned outright are counted. If, at the end of the five years, you are not in compliance with guidelines, your situation will be reviewed by the CEO. Non-compliance can result in payment of your annual bonus in time-vested restricted stock units or a decreased long-term incentive grant.

Income Tax
As a Kimberly-Clark employee on the U.S. payroll you will be subject to federal, state, Social Security and Medicare taxes, as well as local taxes (if applicable). You will remain responsible for any residual taxes in Belgium.

Social Security
Once you are moved to the U.S. payroll you will cease to be eligible for your home country Social Security program and will participate in the U.S. Social Security system. We recommend that you contact Social Security offices in both countries to ensure understanding of what action you will need to take when you desire to begin collecting social security benefits.

Passports, Visas, Green Cards
This offer is subject to the completion and successful granting of a visa and work permit giving you the legal right to work in the U.S. as required by the Immigration Reform and Control Act of 1986.  Kimberly-Clark has agreed to sponsor you and assist you in the application process to obtain the necessary work authorization. Kimberly-Clark will cover all expenses associated with this visa application process. Your Team Leader will request documentation of work authorization on your first day of employment, as required by law.  It is a condition of your offer that you and any accompanying family members are granted entry to the U.S. and that you are medically fit for employment and that members of your accompanying family are medically fit to live in the U.S.
Additionally, it is recommended that you begin the application for a green card, permanent resident status, immediately once a temporary work visa has been granted.  Kimberly-Clark will cover all expenses associated with the green card application process for you and your family.  In the event that a green card is not granted by the end of the temporary work visa validity period, K‑C will provide for movement of your household goods back to your home country.  K-C recommends you seek advice from both immigration and tax experts regarding the personal impact of holding a green card given your specific circumstances.

As stated above, you or K‑C can end the employment relationship for any reason at any time.  In the event such termination is initiated by K-C before the green card is granted and you intend to return to the UK, K-C will bear the costs of return shipment of your personal and household effects to the UK, but only if such return shipment is made within 90 days following any such termination by K-C.  If you initiate separation from K-C at any time, you will bear all costs of return shipment of your personal and household effects to your home country.

Conditions of this Offer
As a condition of your employment and effective as of your date of hire, you will be required to establish temporary housing in Roswell, GA, or the surrounding area and report to work at the Roswell office when you are not traveling domestically or internationally on business. As a further condition of your employment, if you have not permanently relocated to Roswell, GA or the surrounding area by July 31, 2015, you will be required to maintain a temporary residence in Roswell, GA or the surrounding area until such time as you have permanently relocated thereto.

If, at any time prior to your permanent relocation to Roswell, GA or the surrounding area, Kimberly-Clark determines in its sole discretion that you have failed to consistently maintain a temporary residence in Roswell, GA or the surrounding area, or that you have failed to consistently maintain a presence in Roswell, GA when not traveling domestically or internationally on business, the Company may terminate the employment relationship after having first provided written notice to you of such noncompliance and affording you 10 business days for correction. If the noncompliance is not corrected by the end of the 10th business day, the Company may terminate the employment relationship in its sole discretion, as your presence in Roswell is critical.

This offer is subject to the completion of the Pre-placement Health History Form, to ensure that you are physically capable of carrying out the essential duties of your position. If you choose to make us aware that you have a disability under the Americans with Disabilities Act, we would evaluate whether that disability could reasonably be accommodated in regard to those essential job functions.

Kimberly-Clark takes great steps to protect from disclosure its confidential and trade secret information. In accordance with our policies, we expect that as an employee, you will protect any confidential or trade secret information you learn during your employment. In particular, this protection will require that you sign the Confidentiality, Nonsolicitation and Assignment of Business Ideas Agreement ("Agreement") as a condition of your employment. The Agreement is required of all new hires at Kimberly-Clark.

Because your position may involve access to confidential business information, Kimberly-Clark will perform a pre-placement background investigation. Our offer of employment is contingent upon the results of this background investigation. United States Public Law 104-208 requires we advise you "that an investigative consumer report including information as to...character, general reputation, personal characteristics, and mode of living" may be made. Upon written request, additional information as to the nature and scope of the report will be provided.

Kimberly-Clark is a drug-free work environment. As a result, an additional condition of this offer is that you must pass a pre-employment urine drug screening. This drug screening must be completed within five days of acceptance.
Because your prior position(s) may have involved access to confidential business information, this offer is contingent on your ability to satisfy any post-employment restrictions you may have with your prior employer(s) so that you are not hindered in the performance of the duties of your position by any non-competition or confidentiality agreement.

The employment relationship is at-will and can be terminated at any time for any reason by either party.

Sandra, we are excited about you joining Kimberly-Clark and look forward to your formal acceptance of this offer. I know you will be able to pursue your dreams and achieve great results for Kimberly-Clark. Welcome aboard!

If you have any questions or need additional information, please let me know.

Sincerely,

/s/ Lizanne C. Gottung
Lizanne C. Gottung
SVP & Chief Human Resources Officer

Copies:    T. Falk
A. Bru

ACCEPTANCE:

There are two copies of the offer letter enclosed. Please indicate your acceptance of our offer by signing your name on the line below and returning the signed letter to Gwen Osmond in the envelope provided. The other copy is for your records.

/s/ Sandra MacQuillan    10th January, 2015
Signature / Date

4